Exhibit 99.1

Contact:	Dan Yarbrough, Director of Investor Relations
Orthofix International N.V.
danyarbrough@orthofix.com
704-948-2617

Orthofix Announces First Quarter 2006
Earnings Results

●	First quarter sales were $81.1 million, driven by 20% increase in sales of spine products compared with prior year
●	Reported earnings per diluted share were $0.51, four cents ahead of consensus estimate
●	$14.8 million debt prepayment retired BREG acquisition term loan

HUNTERSVILLE, N.C., April 27, 2006 - Orthofix International N.V., (NASDAQ:OFIX) (the Company) today announced that sales for the first quarter ended March 31, 2006 were $81.1 million, an increase of 4% over the $77.7 million reported during the same period in 2005. The impact of foreign currency on sales for the first quarter of 2006 was a negative $1.5 million, or 1.9%.

Net income in the first quarter was $8.2 million, or $0.51 per diluted share, compared with $10.8 million, or $0.67 per diluted share, for the same period in 2005. Net income in the first quarter of 2006 included a net non-operating gain of $1.1 million ($1.1 million after taxes, or $0.07 per share) related to the proceeds from a legal settlement, offset by $1.7 million ($1.2 million after taxes, or $0.07 cents per share) in senior management transition costs, including $656,000 of non-cash, share-based compensation, related to the previously announced restructuring of its international operations and the succession of the Company’s CEO.

Additionally, first quarter net income included the impact of FAS 123R, a new accounting standard adopted in the first quarter of 2006 that revised the requirements of accounting for share-based compensation expense and the treasury method of calculating fully diluted shares outstanding. As a result of the Company’s adoption of this new accounting standard, first quarter net income included a charge of $1.3 million ($946,000 after taxes, or $0.05 cents per share). The net EPS impact of $0.05 included the $0.01 per share effect of a reduction in the number of weighted average diluted shares outstanding as calculated under the treasury method.

Net income in the first quarter of the prior year included a gain of $2.4 million ($1.5 million after taxes, or $0.09 per share) related to the termination of a distribution agreement for its Bone Source product.

The table below summarizes the EPS effect of the items discussed above for the first quarter of 2005 and 2006. This table includes a non-GAAP measure, which the Company uses to evaluate its performance and considers to be an important indicator of the underlying operating trend which provides additional information for investors. This measure should not be considered as an alternative to the measurement required by generally accepted accounting principles, and it may not be comparable to similar measures reported by other companies. Therefore, readers should consider the nature of items excluded from the non-GAAP measure.

Reconciliation of Non-GAAP Performance Measure
	Q106	Q105

Net income per diluted share	$0.51	$0.67

Specified Items:
KCI proceeds, net of litigtion costs	($0.07)	$0.02
Gain from termination of distribution agreement	---	($0.09)
Senior management transition costs	$0.07
Adoption of FAS 123R, w/ impact of lower share count	$0.05	---

Net income per diluted share, with specified items	$0.56	$0.60

“We are pleased to report first quarter GAAP earnings slightly above the range of our previously discussed guidance,” said Group President and CEO Alan Milinazzo. He added, “increased demand for our spine stimulation and functional bracing products continued to drive growth in sales compared with the prior year.”

Mr. Milinazzo concluded by saying, “as we look forward to the second quarter of 2006 we expect sales of $83.5 million to $85.5 million, and reported earnings to be $0.54 to $0.59 per diluted share, including the $0.05 impact of FAS 123R.”

Sales Revenue

First quarter sales of the Company’s spine products grew 20% year-over-year, to $27.9 million, driven by increased demand in the U.S. for its lumbar and cervical stimulation products.

Sales of reconstruction products decreased one percent compared with the first quarter in the prior year, to $32.2 million. The reduction was primarily the result of lower revenues associated with the Company’s A-V Impulse™ product, partially offset by increases in the sales of several newer products and revenue growth from the Company’s BREG products.

First quarter sales in the Trauma sector were five percent lower year-over-year, to $15.2 million, mainly due to a decrease in sales of external fixation products.

Gross Margin

The gross margin percentage in the first quarter of 2006 expanded by 40 basis points year-over-year, to 73.5%, primarily as the result of the increase in sales of spine stimulation products.

Operating Expenses

Sales and marketing expenses as a percent of sales increased to 38%, compared with 35.3% in the same period in the prior year. The increase was due mainly to the impact of a fixed compensation structure on lower international sales, in addition to an increase in ongoing market development expenses and share-based compensation costs related to the adoption of FAS 123R. General and administrative expenses increased to 15.4% of sales, compared with 11.1% in 2005, primarily as the result of management transition costs and option related expenses. The research and development expense ratio decreased by 30 basis points year-over-year, to 3.7% of total sales in the quarter.

Other Income and Expenses

Net interest expense decreased by 89%, or $1.2 million, compared with the first quarter of the prior year primarily as the result of the prepayment of debt during 2005. Other income decreased by $2 million year-over-year due to the gain related to the termination of the Bone Source distribution agreement in 2005.

Balance Sheet

Total cash at March 31, 2006 decreased by $28.9 million during the quarter, to $48.6 million, after the distribution of $22.9 million in previously received litigation proceeds due to third parties in fulfillment of the Company’s contractual obligations. Additionally, the Company made a $14.8 million debt prepayment during the quarter, resulting in the elimination of the term debt incurred in connection with the BREG acquisition in 2003.

Conference Call

Orthofix will host a conference call at 11:00 AM Eastern Time to discuss the Company’s earnings for the 1st quarter of 2006. Interested parties may access the conference call by dialing (888) 396-2386 in the U.S., and (617) 847-8712 outside the U.S., and entering the code 32769032. A replay of the call will be available for two weeks by dialing (888) 286-8010 in the U.S., and (617) 801-6888 outside the U.S., and entering the code 72226907.

About Orthofix

Orthofix International, N.V., a global diversified orthopedic products company, offers a broad line of minimally invasive surgical, and non-surgical, products for the Spine, Reconstruction, and Trauma market sectors that address the lifelong bone-and-joint health needs of patients of all ages-helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc., and via partnerships with other leading orthopedic product companies, such as Medtronic Sofamor Danek and Kendall Healthcare. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, unanticipated expenditures, changing relationship with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

- Financial tables follow -

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	For the three months
	ended March 31,
	2006	2005

Net sales	$81,116	$77,688
Cost of sales	21,459	20,896
Gross profit	59,657	56,792

Operating expenses
Sales and marketing	30,788	27,462
General and administrative	12,475	8,624
Research and development	2,964	3,126
Amortization	1,770	1,627
	47,997	40,839

Operating income	11,660	15,953

Interest expense, net	(145)	(1,319)
Other income/(expense), net	(52)	2,053
KCI settlement, net of litigation costs	1,093	(342)
Income before income tax	12,556	16,345

Income tax expense	(4,310)	(5,566)
Net income	$8,246	$10,779

Net income per common share - basic	$0.51	$0.68

Net income per common share - diluted	$0.51	$0.67

Weighted average number of common shares outstanding - basic	16,020,250	15,784,245

Weighted average number of common shares outstanding - diluted	16,184,755	16,157,395

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, U.S. Dollars, in thousands)

	As of	As of
	March 31,	December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$48,605	$63,786
Restricted cash	-	13,762
Trade accounts receivable	83,071	80,745
Inventory	35,379	32,853
Deferred income taxes	5,079	4,511
Prepaid expenses and other	11,930	11,618
Total current assets	184,064	207,275

Securities and other investments	4,082	4,082
Property, plant and equipment, net	18,782	18,987
Intangible assets, net	240,319	240,323
Other long-term assets	3,190	3,194
Total assets	$450,437	$473,861

Liabilities and shareholders' equity
Current liabilities:
Bank borrowings	$58	$79
Current portion of long-term debt	111	15,187
Trade accounts payable	11,091	11,602
Other current liabilities	31,107	51,208
Total current liabilities	42,367	78,076

Long-term debt	28	21
Deferred income taxes	25,126	25,652
Other long-term liabilities	1,330	1,227
Total liabilities	68,851	104,976

Shareholders' equity
Common shares	1,604	1,602
Additional paid-in capital	109,561	106,746
	111,165	108,348
Retained earnings	263,721	255,475
Accumulated other comprehensive income	6,700	5,062
Total shareholders' equity	381,586	368,885

Total liabilities and shareholders' equity	$450,437	$473,861

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

	For the three months ended March 31,
	2006	2005

Net cash provided by operating activities	$1,771	$9,507

Cash flows from investing activities:
Investment in subsidiaries and affiliates	(1,108)	-
Capital expenditure	(1,618)	(2,624)
Net cash used in investing activities	(2,726)	(2,624)

Cash flows from financing activities:
Net repayment of loans and borrowings	(15,092)	(8,020)
Proceeds from issuance of common stock	637	1,500
Tax benefit on non-qualified stock options	53	-
Net cash used in financing activities	(14,402)	(6,520)

Effect of exchange rate changes on cash	176	(286)

Net (decrease) increase in cash and cash equivalents	(15,181)	77
Cash and cash equivalents at the beginning of the period	63,786	25,944
Cash and cash equivalents at the end of the period	$48,605	$26,021

Net sales by business segment for the periods ended March 31, (In millions)

	Three Months Ended March 31,
	2006	2005	% Increase

Americas Orthofix	$39.3	$33.8	16%

Americas Breg	18.6	18.0	3%

International Orthofix	23.2	25.9	-10%

Total	$81.1	$77.7	4%

Net sales by market sector for the periods ended March 31, (In millions)

	Three Months Ended March 31,
	2006	2005	% Increase

Orthopedic Products
Spine	$27.9	$23.2	20%
Reconstruction	32.2	32.6	-1%
Trauma	15.2	16.0	-5%

Total Orthopedic	75.3	71.8	5%

Non-Orthopedic	5.8	5.9	-2%

Total	$81.1	$77.7	4%